Exhibit 10.21

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

LICENSE, ROYALTY AND REFERRAL AGREEMENT
     This License, Royalty and Referral Agreement (this “Agreement”) is made as of the 8th day of June, 2009 by and between Intel Americas, Inc. (“Intel”) and LogMeIn, Inc. on behalf of itself and its subsidiaries (“LMI”). Intel and LMI may be referred to jointly as the “Parties.” This Agreement is made in connection with the Connectivity Service and Marketing Agreement, dated as of December 26, 2007, by and between LMI and Intel (the “CSM Agreement”).
     WHEREAS, pursuant to the CSM Agreement, certain software technology known as Intel® Remote PC Assist Technology (“Intel RPAT”) that enables a service provider to perform remote diagnostics on personal computers over encrypted network connection was developed;
     WHEREAS, the Parties want to enter into a collaboration to allow LMI to incorporate the Intel RPAT technology into certain LMI Products (as defined below) for sale to independent software vendors (ISVs), value-added resellers (VARs), Original Equipment Manufacturers (“OEMs”), Managed Service Providers (“MSPs”) and other third parties, including without limitation, enterprise customers (collectively, “LMI RPAT Customers”);
     WHEREAS, LMI also desires for Intel to market LMI Products to the Intel reseller and OEM channel and is willing to pay Intel referral fees for any licenses resulting from Intel’s marketing efforts;
     NOW THEREFORE, the Parties agree as follows:
1. Relationship to the CSM Agreement. The terms of the CSM Agreement shall not be incorporated into this Agreement unless specifically referenced herein.
2. Definitions. The following capitalized terms shall have the meanings:
     “Derivative Work” means a derivative work as defined by 17 USC Section 101.
     “Licensed Technology” means the Intel technology described in Exhibit A.
     “LMI Products” means LMI’s Reach and/or Rescue products specified in Exhibit B.
     “LMI Host-based Access Product” means LMI IT Reach (or its successor product), as specified in Exhibit B.
     “LMI Console-based Access Product” means LMI Rescue (or its successor product), as specified in Exhibit B.
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3. License Grant.
     3.1 License. Subject to the terms and conditions of this Agreement, Intel grants LMI a non-transferable (other than as provided otherwise herein or in the Agreement), non-exclusive, worldwide, royalty bearing, perpetual (subject to Section 7 (“Term and Termination”) below) non-sublicenseable (except as permitted under Section 3.1(b) below) license to:
(a) License to Reproduce and Modify: under Intel’s copyrights, (i) reproduce a reasonable number of copies of the Licensed Technology for internal use only to develop LMI Products which incorporate the Licensed Technology and (ii) to create Derivative Works (“Derived Code”) of the Licensed Technology solely to the extent necessary to enable the Licensed Technology to be incorporated into and inter-operate with LMI Products solely as a component incorporated into LMI Products (and not as a stand-alone product), in each case such reproduction or creation of Derivative Works to occur only on any LMI premises or any remote locations if completed remotely using LMI’s internal encrypted network (unless Intel pre-approves any exceptions in writing); and
(b) License to Distribute: under Intel’s copyrights to distribute, the Licensed Technology, and under Intel Licensed Patent Claims to make, have made (if made by sub-contractors LMI will ensure each such sub-contractor agrees to written confidentiality provisions no less restrictive that the provisions contained herein and, if such sub-contractor is working outside any LMI premises or via any remote locations not using LMI’s internal encrypted network, LMI will ensure that Intel pre-approves the use of such sub-contractor in writing), use, sell, offer for sale and import the Licensed Technology, in each case, exclusively in object code form, provided that:
     (1) the copyright license may be licensed to end-users solely for use with the LMI Products under an end user license that meets the minimum terms set forth in Exhibit D; and
     (2) foregoing patent licenses (as set forth in (b) above) shall not apply to any modifications or additions to the Licensed Technology made by LMI or any sublicensees in creating the Derived Code.
As used in this Section, “Licensed Patent Claims” means those claims of Intel’s patents that are infringed by the Licensed Technology alone and not in combination with any other products, in its unmodified form as furnished by Intel to LMI.
     3.2 Feedback. To the extent LMI provides comments, suggestions or other feedback directly on and directly related to the Licensed Technology (“Feedback”), LMI hereby grants to Intel and Intel accepts a worldwide, non-exclusive, perpetual, irrevocable, royalty-free license, with the right to sublicense, under its intellectual
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property rights to the Feedback to incorporate or otherwise utilize Feedback as provided by LMI to Intel in the design of Intel products and to design, debug, display, perform, copy, make, have made, use, sell, and otherwise dispose of and support Intel’s and its sublicensees’ products and documentation embodying such Feedback in any manner and via any media Intel chooses. Any and all Feedback shall be considered the Confidential Information of LMI and the confidentiality provisions referenced at Section 11 apply to any Feedback, except to the extent reasonably necessary for Intel to implement the Feedback provided by LMI hereunder (even in this event Intel will use commercially reasonable efforts to maintain the confidentiality of such Confidential Information). Except for indemnification of copyright and trade secret claims, the indemnification provisions of Section 10 shall not in any way apply to Feedback, Intel’s use of Feedback and/or LMI providing of Feedback.
     3.3 No Other Licenses and Rights. Except as expressly provided in Section 3.1, no other license or right is granted to LMI to any Intel patents, copyrights, mask works, trade secrets, or other intellectual property under this Agreement, expressly or by implication, estoppel, statute or otherwise. Except as expressly provided in Section 3.2, no other license or right is granted to Intel to any LMI patents, copyrights, mask works, trade secrets, or other intellectual property under this Agreement, expressly or by implication, estoppel, statute or otherwise.
     3.4 Ownership. Intel and/or its suppliers retain all right, title and interest in the Licensed Technology, as such are supplied by Intel and/or its suppliers under this Agreement, and all copies thereof, in whole or in part. Any Derived Code developed by LMI shall be owned by LMI, subject to Intel’s ownership to the Licensed Technology. LMI acknowledges Intel’s and its suppliers’ assertion of copyright, trademark, patent, trade secret and any other intellectual property rights in the Licensed Technology supplied by Intel and/or its suppliers under this Agreement. LMI and/or its suppliers retain all right, title and interest in the LMI Products, as such are supplied by LMI and/or its suppliers under this Agreement, and all copies thereof, in whole or in part. Intel acknowledges LMI’s and its suppliers’ assertion of copyright, trademark, patent, trade secret and any other intellectual property rights in the LMI Products.
4. Royalty Fees.
     4.1 Royalties for Host-based Access Products. In consideration for the license granted under Section 3, LMI agrees to pay Intel royalties as described on Exhibit C in connection with the sale by LMI of LMI Host-based Access Products that include a license to use the Licensed Technology.
     4.2 Royalties for Console-based Access Products. In consideration for the license granted under Section 3, LMI agrees to pay to Intel royalties as described on Exhibit C, in connection with the sale by LMI of LMI Console-based Access Products that include a license to use the Licensed Technology.
     4.3 Quarterly Report. Unless otherwise agreed by the parties in writing, within
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thirty (30) days from the end of each calendar quarter, LMI shall submit a report (using a template to be provided by Intel and reasonably acceptable to LMI) to Intel specifying the calculation of the royalties, if any, due to Intel, accompanied by payment of the amount due, if any.
     4.4 Extent of LMI’s Obligations. Intel acknowledges that LMI does not, through this Agreement, assume any obligation to sell any host-based access products that include Intel RPAT or to sell Intel RPAT to any customers of LMI Products or services.
5. Referral and Referral Fees.
     5.1 Referrals. Intel may, in its discretion, refer certain Pre-Qualified LMI RPAT Customers (as defined below) to LMI so that LMI can promote LMI Products to such Pre-Qualified LMI RPAT Customers. Intel shall identify and refer Pre-Qualified LMI RPAT Customers to LMI by sending LMI a written notice (by email or otherwise) identifying a specific LMI RPAT Customer (a separate written notice must be sent for each individual LMI RPAT Customer referred hereunder) as a referral from Intel either prior to or concurrent with, or within seven (7) days after introducing LMI to such LMI RPAT Customer, but in any event prior to LMI actually entering into any agreement with such LMI RPAT Customer. If LMI does not receive notification as provided for herein, Intel will not be entitled to any compensation in connection with such referral. For the purposes of this Section 5, “Pre-Qualified LMI RPAT Customer” shall be LMI RPAT Customers who are Intel and OEM channel partners or medium to large enterprise companies who are not existing LMI customers or individuals or entities with which LMI currently has a contractual relationship to sell the specific LMI Products purchased by the LMI RPAT Customers.
     5.2 Referral Acceptance. Upon receipt of a written referral from Intel, LMI will have ten (10) business days to accept or reject the referral. LMI can accept or reject any referral for any reason in its sole discretion. If LMI rejects a referral, it will provide Intel a written reason for the rejection. As a condition to the access to a LMI Product by any LMI RPAT Customer or end-user, LMI RPAT Customer or end-user will be required to agree to LMI’s standard terms and conditions including a license to any software or other intellectual property to be transferred to enable the use of the LMI Product.
     5.3 Extent of Intel’s referral obligations. LMI acknowledges that Intel does not, through this Agreement, assume any obligation to refer any LMI RPAT Customer to LMI, nor does Intel assume any liability in connection with LMI’s transactions with the LMI RPAT Customers. LMI shall enter into a separate contract with the LMI RPAT Customers, should the LMI RPAT Customers chose to purchase LMI Products.
     5.4 No Authority to Quote Pricing/Make Representations/Bind LMI. Intel does not have the authority to quote pricing for LMI Products to any accepted or prospective LMI RPAT Customer without written permission from LMI. Intel does not have the authority to make any representations or warranties regarding any LMI Products
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to any accepted or prospective LMI RPAT Customer. Intel is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, LMI or to bind LMI in any manner, nor does Intel assume any liability in connection with LMI’s relationship with any accepted or prospective LMI RPAT Customer. LMI shall enter into a separate contract with any LMI RPAT Customer should any such LMI RPAT Customer purchase any LMI Products.
     5.5 Reporting Obligations. LMI shall inform Intel of any agreement concluded with a LMI RPAT Customer referred to LMI by Intel under this Agreement, and at the request of Intel, present Intel with a copy of the relevant invoice showing the completed transaction. Unless otherwise agreed by the parties in writing, within thirty (30) days from the end of each calendar quarter, LMI shall, upon the request of Intel, submit a report to Intel specifying the status of the leads referred by Intel over the preceding quarter.
     5.6 Referral Fees. Intel is entitled to a Referral Fee (payable on a quarterly basis) on the LMI Products licensed to a LMI RPAT Customer in accordance with the provisions set forth herein and in Exhibit C for all transactions that are initiated, negotiated and/or closed by LMI with a LMI RPAT Customer within nine (9) months commencing on the date Intel first introduces LMI to the LMI RPAT Customer (“Referral Period”).
     5.7 Result of Termination/Expiration. Upon any termination or expiration of this Agreement or the CSM Agreement, LMI may continue to engage in transactions and communications with any LMI RPAT Customer or customers referred to LMI hereunder with no obligation or fees paid hereunder, provided such transactions do not involve the future licensing of Licensed Technology. In the event of termination of this Agreement pursuant to Section 7, other than a termination for cause under Section 7.2, the parties agree, to extend the licenses described in this Agreement for a reasonable period of time, but no longer than twelve (12) months from the date of the Licensed Technology is first distributed to the LMI RPAT Customer to allow for the continued use of the Licensed Technology during any period of transition (the “License Extension”). The parties agree to use commercially reasonable efforts to limit the term of any such transition period and therefore the term of the License Extension. The confidentiality and other proprietary rights provisions of this Agreement will continue throughout any License Extension and after termination of this Agreement. During the term of any License Extension, neither party shall have any obligation to deliver any enhancements or updates to the Licensed Technology, however, Intel will remain obligated to provide commercially reasonable support for the Licensed Technology, including bug fixes, during the License Extension, unless otherwise agreed to in writing by the parties.
     5.8 Expenses. Intel shall be responsible for all of its own expenses regarding its performance of its obligations under this Agreement, including any and all travel and entertainment, marketing, sales, advertising expenses and the like. LMI will not reimburse Intel for any of these expenses or costs. LMI shall be responsible for all of its own expenses regarding its performance of its obligations under this Agreement,
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including any and all travel and entertainment, marketing, sales, advertising expenses and the like. Intel will not reimburse LMI for any of these expenses or costs.
6. Marketing.
     6.1 Attribution. The LMI Products containing the Licensed Technology will be LMI-branded with the Intel attribution as follows: “Powered by Intel ® Remote PC Assist Technology.” Use of the Intel mark shall be in accordance with the terms set out in Exhibit E. LMI shall use this attribution only on those LMI Products that actually contain the Licensed Technology. LMI acknowledges Intel’s exclusive rights to the Intel® mark and all goodwill associated therewith, and acknowledges that any and all use of the Intel® mark inures to the sole benefit of Intel. LMI shall not challenge Intel’s exclusive ownership rights in and to the Intel® mark, nor take action inconsistent with Intel’s rights in the Intel® mark. LMI shall not adopt, use, apply to register and/or register as its own trademark(s) any word(s) or design(s) confusingly similar to or that dilute(s) the Intel® mark. Intel makes no representations or warranties of any kind respecting the Intel® mark or the name Intel® Remote PC Assist Technology, including the validity of Intel’s rights in any country, and expressly disclaims any and all warranties that might otherwise be implied by applicable law.
     6.2 Public Announcement. Should LMI desire a public announcement, Intel may, at Intel’s discretion, provide a quotation for the LMI announcement. Such press release must be approved by both Parties prior to its release.
7. Term and Termination.
     7.1 Term. The term of this Agreement shall commence on the Effective Date first set forth above and shall remain in effect for a period of one (1) year, unless terminated in accordance with the provisions herein or if the CSM Agreement is terminated or expires, at which time this Agreement will immediately terminate, or unless this Agreement is renewed by mutual agreement.
     7.2 Termination for Cause and Immediate Termination. Either Party may terminate this Agreement for breach of this Agreement or the CSM Agreement upon written notice to the breaching Party in the event that the breaching Party fails to cure such breach within forty five (45) days of its receipt of written notice by the non-breaching Party identifying such breach. This Agreement may be immediately terminated upon notice at either Party’s option if (a) the other Party is dissolved; (b) the other Party is the subject of a petition filed in bankruptcy under Chapter 7, which is still pending sixty (60) days after filing and notice to the other Party; (c) the other Party is adjudicated as bankrupt or insolvent; (d) the other Party makes a general assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (e) if a receiver is appointed to take charge of the affairs and/or assets of the other Party, which is still pending sixty (60) days after filing and notice to the other Party; (f) in the event of the other Party’s uncured breach of the confidentiality, security or legal compliance requirements in of this Agreement; or (g) in the event of an LMI Change of Control or an assignment without consent pursuant to Section 11.
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     7.3 Termination for Convenience. Either party may terminate this Agreement at any time for any reason or no reason with forty-five (45) days prior written notice to the other party.
     7.4 Effect of Termination/Expiration. Upon termination by either party or expiration of this Agreement, Intel will no longer refer and LMI will no longer accept any Referrals and LMI’s obligations to pay any Referral fees pursuant to Section 5 shall terminate.
8. Disclaimer and Limitation of Liability.
     8.1 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, ALL INFORMATION, FEEDBACK, SERVICES, DOCUMENTATION AND PRODUCTS, SERVICES OR SOLUTIONS PROVIDED BY THE PARTIES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.
     8.2 Limitation. THE PARTIES SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR REVENUES, COSTS OF REPLACEMENT PRODUCTS, SOLUTIONS OR SERVICE, OR LOSS OR DAMAGE TO INFORMATION OR DATA ARISING OUT OF THE USE OR INABILITY TO USE THE COMPONENTS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 11, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY OR OBLIGATION UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF REVENUE OR PAYMENTS ACTUALLY RECEIVED BY INTEL PURSUANT TO THE TERMS OF THIS AGREEMENT.
     8.3 Essence of the Agreement. ALL DISCLAIMERS, LIMITATIONS OF WARRANTIES AND DAMAGES, AND CONFIDENTIAL COMMITMENTS SET FORTH IN THIS AGREEMENT OR OTHERWISE EXISTING AT LAW (1) ARE OF THE ESSENCE OF THE AGREEMENT OF THE PARTIES, AND (2) SURVIVE ANY TERMINATION, EXPIRATION OR RESCISSION OF THIS AGREEMENT.
     8.4 High Risk Activities. The LMI Products and services and Intel Licensed Technology are not fault-tolerant and are not designed, manufactured or intended for use or resale as control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines or weapon
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systems in which the failure of the User Interface Software could lead directly to death, personal injury or severe physical or environmental damage (“High Risk Activities”). Accordingly, the Parties specifically disclaim any express or implied warranty of fitness for High Risk Activities.
9. Account Managers. Each Party agrees to assign an account manager to facilitate the communication between the Parties and to monitor the progression of each Party’s obligations under the Agreement. The assignment of each account manager will be in the sole discretion of the assigning Party. Each Party, through the account managers, agrees to monthly meetings and/or conference calls to review the status of the Solution and the other obligations under the Agreement and address any issues that might arise.
10. Indemnification.
     10.1 Intellectual Property Indemnification. Each Party (“Indemnifying Party”) agrees to indemnify, hold harmless and defend the other Party (“Indemnified Party”) from any costs, expenses (including reasonable attorneys’ fees), losses, damages or liability incurred because of actual or alleged infringement of any Canadian, U.S. or European Union patent, copyright, trade secret, trademark, mask work, or other proprietary right arising out of any use of any product, service, software, component or the like (“Items”) provided by the Indemnifying Party. If a third party’s claim endangers or disrupts the Indemnified Party’s use of an Item, the Indemnifying Party may, at its option, (a) obtain a license to continue use of the Item; (b) modify the Item to avoid the infringement; or (c) replace the Item with a compatible, functionally equivalent and non-infringing product. The Indemnifying Party will have no obligation under this Section for any infringement to the extent that it arises out of or is based upon: (a) the combination, operation, or use of the Item by the Indemnified Party if such infringement would have been avoided but for such combination, operation, or use, except to the extent the services or licensed programs are used as intended or such combination is contemplated hereunder; (b) designs, requirements, or specifications for the Item, if the alleged infringement would not have occurred but for such designs, requirements, or specifications to the extent such designs, specifications or requirements are unique to the Indemnified Party and require customization; (c) use of the Item outside of the scope of the license granted or as contemplated by this Agreement; (d) any modification of the Item made by the Indemnified Party where such infringement would not have occurred absent such modification unless or as contemplated by this Agreement; or (e) unauthorized use of an Item. The foregoing states the entire set of obligations and remedies flowing between Intel and LMI arising from any intellectual property claim by a third party. In no event will either Party’s aggregate liability or obligation under this Section exceed the total amount of revenue or payments actually received by LMI pursuant to the terms of this Agreement.
     10.2 Indemnification. Each Party (“Indemnifying Party”) agrees to indemnify, hold harmless and defend the other Party (“Indemnified Party”) and any of its directors, officers, employees, successors or assigns from and against all third party claims, causes of action, disputes, damages, costs, charges and expenses, including reasonable attorney’s
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fees and costs, arising from or related to (a) any breach of the terms of this Agreement; (b) any fines or penalties resulting from any failure on the part of the Indemnifying Party to comply with any applicable laws, rules, or regulations; and (c) any breach by the Indemnifying Party or its agents or contractors of the Indemnified Party’s Confidential Information. The Indemnifying Party’s indemnification obligations under this Agreement shall be limited to the aggregate amount of revenue recognized by the Indemnifying Party under the terms of this Agreement. The Indemnifying Party will have no liability or obligation to indemnify under this Agreement if the liability is the result of or the fault of, in whole or in part, the Indemnified Party’s willful or intentional conduct or gross negligence. The Indemnifying Party shall not be liable in any way for any loss of revenues, profits, use of money, business or anticipated savings, goodwill or, without limitation, for any indirect or consequential loss or damage suffered by the Indemnified Party or any third party. The indemnification provided for in this Section shall be deemed the exclusive remedy of each Party for any and all claims covered by this Section. In no event will either Party’s aggregate liability or obligation under this Section exceed the total amount of payments actually received by LMI pursuant to the terms of this Agreement.
     10.3 Duties Pertaining to Indemnification. The Indemnified Party shall provide to the Indemnifying Party with prompt notice of any claim which the notifying Party believes falls within the scope of this Section. The Indemnified Party’s failure to provide such prompt notice shall not limit its rights under this Section, except when the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide such prompt notice. The Indemnifying Party shall have the right to control the defense and, if applicable, settlement of such claim, provided that in defending or settling such claim, the Indemnifying Party shall not prejudice the rights or disclose the Confidential Information of the Indemnified Party. Further, the Indemnifying Party shall not agree to any settlement of any claim related to the Confidential Information of the Indemnified Party without the written consent of Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in the defense of any claims at its expense.
11. Confidential Information
     11.1 Property of Disclosing Party. Confidential Information (as defined below) is the sole property of the disclosing Party and its affiliates and constitutes confidential trade secrets of the disclosing Party and its affiliates, to be held by the receiving Party in trust and solely for the benefit of the disclosing Party and its affiliates. The receiving Party shall (a) maintain in confidence all such information, including but not limited to the source code (other than as provided for herein), (b) not disclose any such information to anyone except the receiving Party’s employees, agents, and consultants on a need-to-know basis (and who have been informed of and acknowledge their obligation to be bound by the terms of these confidentiality terms), and (c) not use the Confidential Information for any purpose other than in connection with this Agreement. All Confidential Information shall remain the sole property of the disclosing Party. Both Parties agree that, except as required in the performance of its obligations to the other
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Party and as permitted by the disclosing Party, neither Party hereto shall publish, reproduce, disclose or make any use of any such Confidential Information unless or until:
     • such Confidential Information becomes generally known to the public other than by a breach of this provision by the receiving Party, its employees or affiliates;
     • such Confidential Information becomes known to the receiving Party from a source other than the disclosing Party or its affiliates, other than by the breach of an obligation of confidentiality owed to the disclosing Party or its affiliates, or other than by a third party acting to assist the disclosing Party or its affiliates and/or the receiving Party regarding this Agreement;
     • such Confidential Information is independently developed by an employee or affiliate of the receiving Party not having had access to such Confidential Information prior to such development;
     • the disclosing Party authorizes the publication or disclosure of such information in writing;
     • such information is required to be disclosed in any public company filing with the U.S. Securities and Exchange Commission; or
     • as may be required by law to be disclosed; but if permitted by the governmental agency seeking or ordering disclosure, the receiving Party shall first give a minimum of ten (10) days’ prior written notice to the disclosing Party so that the disclosing Party may seek a protective order requiring that the information and/or documents to be disclosed be used only for the purposes for which such order was issued.
     11.2 Standard of Care. Both Parties agree to take at least the same precautions to ensure the protection, confidentiality and security of the Confidential Information entrusted to it and to satisfy its obligations under this Agreement as it would to protect its own confidential information, but in no event less than a reasonable standard. Both Parties shall also limit the access to such Confidential Information to only those employees having a need to know, and such employees shall be instructed concerning their obligations to maintain confidentiality. The receiving Party shall return to the disclosing Party all Confidential Information, or destroy and certify such destruction of all Confidential Information, promptly upon the disclosing Party’s request.
     11.3 Damages. Both Parties acknowledge that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information and that either Party may be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Further, both Parties acknowledge and agree that if there is a breach or threatened breach of the provisions regarding confidentiality, the disclosing Party may be
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irrevocably harmed and may entitled to a temporary restraining order, injunction, and/or other equitable relief against the commencement or continuance of such breach without the requirement of posting a bond or proving injury as a condition of relief.
     11.4 Upon Termination. Upon termination of this Agreement: (a) each Party shall promptly return or destroy the Confidential Information of the other Party together with all copies within thirty (30) days of termination. The confidentiality obligations imposed by this Agreement shall continue with respect to a particular item of Confidential Information until the seventh anniversary of the disclosure of such Confidential Information pursuant to this Agreement; provided, however, that the confidentiality obligations imposed by this Section with respect to source code included in the Confidential Information shall continue in perpetuity. This Agreement shall cover all Confidential Information disclosed by the Parties, even if disclosed prior to the date hereof.
     11.5 Enforceability. In the event any one or more of the provisions of these confidentiality terms shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     11.6 Application. The confidentiality obligations of this Section shall control in lieu of and notwithstanding any proprietary or restrictive legends or statements inconsistent with these confidentiality terms that may be associated with any particular information disclosed hereunder.
     11.7 Surviving Obligations. The confidentiality obligations imposed by this Agreement shall continue with respect to a particular item of Confidential Information until the seventh anniversary of the disclosure of such Confidential Information pursuant to this Agreement; provided, however, that the confidentiality obligations imposed by this Section with respect to source code included in the Confidential Information shall continue in perpetuity. This Agreement shall cover all Confidential Information disclosed by the Parties, even if disclosed prior to the date hereof.
     11.8 Definition. “Confidential Information” shall mean any and all confidential information provided by either Party (or its affiliates, employees, customers, designees or agents) to the other Party (or its affiliates, employees, designees or agents), whether furnished before or after the date of this Agreement and regardless of the manner in which furnished, including but not limited to: (a) all information relating to business plans or technology; (b) information related to any Internet sites operated by or on behalf of either Party or its affiliates; (c) any and all data, content, information or technology related to any proprietary information or other intellectual property or trade secrets owned by either Party; (d) sales information and sales data (including, without limitation, information related to selling techniques, pricing, commission structures, marketing plans, existing and potential customer lists and customer orders and ordering practices); (e) customer information; (f) information about any current, pending or future products and services to be offered to consumers or withdrawn from distribution by either Party or
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its affiliates; (g) planned and future promotions; (h) the business plans and forecasts of either Party or its affiliates; (i) technical documentation, users’ documentation; (j) this Agreement; (k) discussions and written communications between the Parties; and (l) any documents or other items marked “Confidential” or specifically communicated by either Party or its affiliates as “Confidential.”
     11.9 Independent Development. Notwithstanding the foregoing, this Agreement does not preclude Intel or LMI from evaluating, acquiring from third parties not a party to this Agreement, independently developing or marketing similar technologies or products, or making and entering into similar arrangements with other companies. Neither Party is obligated by this Agreement to make such products or technologies available to the other. An employee of either party may use this information, for any purpose, including, for example, use in the independent development, manufacture, promotion, sale and maintenance of its products and services; provided that this right does not result in or amount to a license under any patents, copyrights, trademarks, or mask works of the disclosing party.
12. Assignment. Neither Party shall delegate, subcontract, or assign any of its rights or duties hereunder without the express written consent of the other Party; except that (1) Intel may freely delegate, subcontract or assign any of its rights to its parent company, Intel Corporation, or any of Intel Corporation’s majority-owned subsidiaries and (2) LMI may freely delegate, subcontract or assign any of its rights to its parent company or any of LMI’s majority-owned subsidiaries and LMI may assign its rights and delegate its duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, sale of all or substantially all its assets related to this Agreement or other Change of Control. In the event of an LMI Change of Control or an assignment by LMI without the express written consent of Intel, Intel shall have twenty (20) days from the receipt of notice of such an assignment or Change of Control from LMI to terminate this Agreement in its entirety. If the Agreement is not terminated by Intel as provided in this Section 11, the assignee shall be responsible for and perform all obligations and duties of the assignor pursuant to and in accordance with the terms and conditions of this Agreement. “Change of Control” means any merger, investment, stock transfer or acquisition, asset transfer or acquisition, which has the effect of changing the ownership of the referenced Party to this Agreement or any parent or subsidiary of the referenced Party by more than fifty percent (50%).
13. Miscellaneous.
     13.1 Audits. LMI and Intel agree to make and to maintain until the expiration of three (3) years after the last payment under this Agreement is due, sufficient books, records and accounts regarding such Party’s activities hereunder in order to calculate and confirm payment obligations hereunder. Each other Party shall have the right not more than once every twelve (12) months to, through and only through an agent reasonably acceptable to the other Party, to examine such books, records and accounts, upon reasonable notice and during normal business hours, to verify such reports on the amount of payments made under this Agreement and compliance with the terms and conditions of
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this Agreement. If any such examination discloses a shortfall or overpayment in the fees due hereunder, the appropriate Party shall reimburse the other Party for the full amount of such shortfall or overpayment. The Party requesting the audit will pay the costs and expenses of such audit unless such audit discovers any errors or omissions which have a value of more than five percent (5%) of the amounts due with respect to any particular quarter being audited, in which case the audited Party shall reimburse the auditing Party for the costs of such audit.
     13.2 Late Payments. If either Party is in default of its payment obligation, the other Party may give written notice of such default to the defaulting Party. If the defaulting Party fails to cure within fourteen (14) days of such written notice to cure, the non-defaulting Party may, upon further written notice to defaulting Party, suspend any license granted under this Agreement, suspend performance under this Agreement, and suspend defaulting Party’s rights under this Agreement until payment in full is received. Further upon such default, the non-defaulting Party may in its sole discretion require payments before any services are provided by the non-defaulting Party. In the event of either a suspension lasting more than thirty (30) days or a second default and notice as specified herein in any six (6) month period, the non-defaulting Party may in addition to other remedies it may have, elect to terminate the Agreement, effective on written notice to defaulting Party. Late payments will incur interest at the rate of 10% per annum, calculated and compounded daily, until the date of payment in full.
     13.3 Termination/Expiration Accounting. All appropriate amounts payable by one Party to the other shall survive rescission, termination or expiration of this Agreement and, upon the occurrence of any such rescission, termination, or expiration, shall become immediately due and payable.
     13.4 Taxes. The fees and expenses specified herein exclude any and all applicable taxes, including any withholding taxes.
     13.5 Disputes, Escalation. The Parties agree that the timely and amicable resolution of disputes, issues or claims is to the advantage of both Parties. The Parties also recognize that a documented process for resolving such issues, disputes or claims will assist in their resolution with minimal adverse impact to the Parties. In recognition of the foregoing, the Parties hereby agree to first utilize the escalation procedures set forth in this Agreement to resolve any issues, disputes or claims which may arise before resorting to any legal action for enforcement of rights in a court of competent jurisdiction. In the event of a dispute hereunder, the Parties will work expeditiously and in good faith to reach a resolution of the dispute within ninety (90) days. If the Parties are unable to reach a resolution at the end of the ninety (90) day period, either Party can give notice to the other of escalation of the issue for resolution by their executive representatives of management, which in the case of Intel, shall be Robert B. Crooke, who is a corporate officer of Intel, (or other similar corporate officer) and which, in the case of LMI, shall be its Chief Executive Officer. In order to resolve the issue, those individuals shall meet in person at the location of the Party receiving the notice within fourteen (14) days of receipt of the notice.
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     13.6 No Waiver. The failure of either Party to partially or fully exercise any right shall not prevent the subsequent exercise of such right. The waiver by either Party of any breach shall not be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.
     13.7 Notices. Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed duly given either (a) two (2) days after the date of mailing if sent by registered or certified mail, return receipt requested, or (b) one (1) day after the date of mailing if sent by a national overnight courier service, or (c) the date of sending by telecopy or facsimile transmission to the FAX numbers set forth below, with confirming copy sent concurrently by first class U.S. mail, postage prepaid, return receipt requested, or national overnight courier service prepaid, to the following address:

If to LMI:	LogMeIn, Inc.
500 Unicorn Park
Woburn, MA 01801
Attn.: President
FAX No.: (781) 638-9094

With a copy to:	LogMeIn, Inc.
500 Unicorn Park
Woburn, MA 01801
Attn.: General Counsel
FAX No.: (781) 638-9094

If to Intel:	Intel Americas, Inc.
2111 NE 25th Avenue, JF4-251
Hillsboro, OR 97124
Attn.: General Manager, DEG Platform Extension Services
FAX No.: 503-712-6657

With a copy to:	Intel Corporation
2200 Mission College Blvd.
M/S RNB 4-151
Santa Clara, CA 95054
Attn: General Counsel
FAX No.: (408) 765-1859; and

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054
Attn.: Post-Contract Management
FAX No.: (408) 653-4978
Any Party, by notice given as set forth above, may change the address to which subsequent notices are to be sent to such Party.
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     13.8 Entire Agreement; Amendment. This Agreement and the schedules and exhibits attached hereto sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings, and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement or any of the schedules or exhibits attached hereto shall be made except by mutual agreement of both Parties and a writing signed by both Parties.
     13.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement
     13.10 Survival. Sections 1, 3.2, 3.3, 3.4, 5.7, 7.4, 8, 10, 11, 12 and 13 shall survive any rescission, termination or expiration of this Agreement. Sections 4 and 5 shall survive to the extent there are any outstanding payment obligations after the rescission, termination or expiration of this Agreement.
     13.11 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. The Parties specifically disclaim applicability of (a) the United Nations Convention on the Sale of Goods and (b) any Incoterms.
     13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
     13.13 Non-exclusivity. This Agreement shall not be deemed to create an exclusive relationship between the Parties. The Parties shall be entitled to use other parties to perform the services comparable to those covered hereby. The Parties may provide any services or products to other customers or third parties.
     13.14 Assignment; Successors and Assigns Bound. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and assigns, where any such heir, representative, successor or assigns has rights gained in strict accordance with the provisions of this Agreement.
     13.15 No Third Party Beneficiaries. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or should be construed to confer upon any other person any right, remedy, or claim under or by virtue of this Agreement.
     13.16 Warranty of Authority. Each Party represents and warrants to the other that it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to execute and deliver, and to perform its obligations hereunder. Each Party represents and warrants to
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the other that this Agreement has been duly authorized, executed, and delivered by such Party and constitutes a valid and binding obligation of such Party enforceable against such Party according to its terms.
     13.17 Construction. In the event of a conflict between any term in the body of this Agreement and any exhibit, schedule, or attachment, the terms of the body of this Agreement shall prevail. The words “herein,” “hereof,” hereunder,” “hereto,” and other words of similar import refer to this Agreement, and not to any particular section, subsection, or clause contained in this Agreement. Whenever necessary or proper herein, the singular imports the plural or vice versa, and masculine, feminine, and neuter expressions are interchangeable. The word “including” shall always be interpreted as though immediately followed by the phrase “but not limited to.” Unless otherwise explicitly stated: (a) a reference in an exhibit, schedule, or attachment to a Section refers to the appropriate numbered Section within such exhibit, schedule, or attachment, (b) all other references to a Section refer to the appropriate numbered Section in the body of this Agreement, and (c) all references to a Section include the subsections of the referenced Section. The headings contained in this Agreement are for reference purposes only and shall not be considered in interpreting the meaning of or application of law to this Agreement.
     13.18 Reservation of Remedies. No remedy made available to any Party by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy available at law or in equity.
     13.19 Relationship of the Parties. The relationship between the Parties shall be that of independent contractor. Nothing herein shall be construed as creating or constituting the relationship of employer/employee, franchisor/franchisee, principal/agent, partnership, or joint venture between the Parties.
     13.20 Signatory Authority. Each Party and its signatory hereby represents and warrants to the other Party that it and such signatory has all the necessary authority to enter into and perform its obligations under this Agreement without the consent of any third party or breach of any obligation or duty to any third party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument. A facsimile of an original signature transmitted to the other Party is effective as if the original was sent to the other Party.
     13.21 Export Law Assurances. The Licensed Technology and the LMI Products and service provided in connection with this Agreement are further subject to United States export control laws. No product or service provided in connection with this Agreement may be made available in connection with or exported (a) into (or to a national or resident of) Cuba, Iraq, Libya, North Korea, Iran, Syria, or any other country to which the United States has embargoed goods; or (b) anyone on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce
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Department’s Table of Deny Orders. The Parties covenant, represent and warrant that they will comply with the terms of this Section.
     13.22 Force Majeure. No Party shall be liable for any performance failure, delay in performance, or lost data under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent said failures or delays are proximately caused by (a) natural weather events, (b) war; or (c) any other causes beyond that Party’s reasonable control and occurring without its fault or negligence, including, without limitation, failure of suppliers, subcontractors, and carriers to substantially meet its performance obligations under this Agreement, provided that in any such event, as a condition to the claim of non-liability, the Party experiencing the difficulty shall give the other prompt written notice, with full details following the occurrence of the cause relied upon.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date stated above.

INTEL AMERICAS, INC.		LOGMEIN, INC.

By:	/s/ Tiffany D. Silva	By:	/s/ Michael Simon

Name:	Tiffany D. Silva	Name:	Michael Simon

Title:	Secretary	Title:	CEO

Date:	June 9, 2009	Date:	June 9, 2009

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EXHIBIT A
LICENSED TECHNOLOGY
Intel® Remote PC Assist Technology consisting of the following components and the object code to such components:
          [**]

EXHIBIT B
LMI PRODUCTS
LogMeIn Rescue is a Web-based remote support service used by helpdesk professionals to support remote computers and applications and assist computer users via the Internet. LogMeIn Rescue enables the delivery of interactive support to a remote computer without having pre-installed software. The end user grants permission to the help desk technician before the technician can access, view or control the end user’s computer. Using LogMeIn Rescue, support professionals can communicate with end users through an Internet chat window while diagnosing and repairing computer problems. If given additional permission by the computer user, the support professional can take over keyboard and mouse control of the end user’s computer to take necessary support actions and to train the end user on the use of software and operating system applications. Upon completion of the session, all LogMeIn software is removed from the remote computer. LogMeIn Rescue includes the following features:
LogMeIn IT Reach is a remote management service used by IT professionals to deliver ongoing management and monitoring of remote PCs and servers. LogMeIn IT Reach is purchased by SMBs directly and by IT service providers that provide outsourced IT services. With LogMeIn IT Reach users can deploy applications remotely, remotely manage systems and complete remote system diagnostics.
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EXHIBIT C
ROYALTY, REFERRAL FEES AND PAYMENT TERMS
I. ROYALTY FEES
1.	Royalty for Host-Based Access Product

For each Host-Based Access Product sold by LMI that utilizes a license to the Licensed Technology, LMI will pay Intel an annual “royalty” of [**] dollars ($[**]) for the first year and for any succeeding renewal year in which a license to the Licensed Technology is utilized. The royalty fee shall be considered “Revenue” under the terms of the CSM Agreement and shall be allocated between LMI and Intel in accordance with revenue sharing provisions of Section 12.6 of the CSM Agreement. A royalty fee will be due to Intel upon receipt of LMI Revenue (as defined below) by LMI as set forth below.

Pricing for such LMI product that contains Licensed Technology will be set by LMI and may be at prices greater than the same LMI product without the Licensed Technology.

2.	Royalty for Console-Based Access Product

LMI intends to offer, via a separate “SKU,” a license to use the Licensed Technology with its current Console-based Access Product on an unlimited usage basis per seat during the subscription period.

Both parties will work together in good faith to agree in writing on royalty for the Licensed Technology, which shall be no less than $[**]. If the parties cannot mutually agree on the royalty rate, the default royalty rate during the first year and any succeeding renewal year shall be $[**] per Console-Based Access Product (with Licensed Technology) distributed by LMI.

The royalty fee shall be considered “Revenue” under the terms of the CSM Agreement and shall be allocated between LMI and Intel in accordance with revenue sharing provisions of Section 12.6 of the CSM Agreement.

Pricing for such LMI product that contains the Licensed Technology will be set by LMI and may be at prices greater than the same LMI product without the Licensed Technology.
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II. REFERRAL FEES/PROCEDURES
1.	For any referral of a sale of a Host-Based Access Product accepted by LMI in accordance with Section 5 of this Agreement, LMI will pay Intel a referral fee of [**]% of the price paid to LMI by LMI’s customer, unless the parties agree that such referral qualifies as a special exception as described in Section 3 below. Both parties will periodically review the total payments made by LMI as a result of this referral percentage in conjunction with the Royalty fee obligations generated under the Host-Based Access Product sales as defined in Section I(1) of this Exhibit. It is the intent of both parties that the total fees paid to Intel in connection with any Host-Based Access Product sale to be approximately [**]% of the price paid to LMI by LMI’s customer in the first year. If, based on the periodic review, it is determined and mutually agreed that the above-mentioned referral fee should be adjusted upward or downward to meet the [**]% described above, a new referral fee percentage will be applied to any referred sale executed after the change is agreed upon. Both parties will mutually agree on the required frequency of the review, and both parties agree to conduct a joint review at the request of the other party.
2. For any referral of a sale of a Console-Based Access Product accepted by LMI in accordance with Section 5 of this Agreement, LMI will pay Intel a referral fee of [**]% of the price paid to LMI by LMI’s customer, unless the parties agree that such referral qualifies as a special exception as described in Section 3 below.
3. Special exceptions: In the event that Intel refers an opportunity to LMI that Intel and LMI jointly and reasonably determine to be a special case, such as a multi-tier distribution opportunity with a major OEM, LMI and Intel agree to discuss a one-time referral payment structure for such an opportunity.
4. LMI can accept or reject any referral for any reason in its sole discretion. If LMI rejects a referral, it will provide Intel a written reason for the rejection within fourteen days. As a condition to the access to a LMI Product by any LMI RPAT Customer or end-user, LMI RPAT Customer or end-user will be required to agree to LMI’s standard terms and conditions including a license to any software or other intellectual property to be transferred to enable the use of the LMI Product.
5. LMI shall have the right, in its sole discretion, without liability to Intel, to (a) change the design of any LMI Product or service or discontinue developing, producing, licensing or distributing any LMI Product or services, or any portion thereof; (b) change the prices, fees, terms or other charges related to LMI Product or services; and (c) announce new products or additional functionality or features of existing LMI Product or services.
6. A referral fee will only be due to Intel upon receipt of LMI Payment (as defined below) by LMI as set forth below.
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     6.1 “LMI Payment” means payment received by LMI in connection with the purchase of LMI Products from a LMI RPAT Customer who makes a purchase (accepted by LMI) in accordance with the terms hereof.
     6.2 “LMI Payment” does not include (a) any payments LMI may need to make to third-parties as royalty or license payments for components incorporated into an LMI Product or (b) payments for additional services provided by LMI to the LMI RPAT Customer.
     6.3 For the avoidance of doubt, LMI must receive full payment for the transaction arising out of the referral in order for any order to be completed and eligible for any referral fee; however, notwithstanding the foregoing, if LMI’s customer does not pay LMI for the LMI products, LMI is still obligated to pay Intel the referral fees within sixty (60) days from the date LMI sells an applicable LMI Product pursuant to Section 1 or Section 2 if LMI continues to allow such LMI customer to use the LMI Products and/or the Licensed Technology. To the extent that the LMI Product incorporates Licensed Technology, Intel’s license to LMI to distribute such Licensed Technology under this Agreement will be automatically suspended with respect to that particular LMI customer.
     6.4 It is understood and agreed that LMI may accept or reject for any reason or no reason at its sole discretion any requested subscription by any end user to LMI Products.
7. Intel may only present referrals hereunder for annual contracts, month-to-month or other contacts will not be accepted hereunder and no referral fee will be earned.
PAYMENT TERMS
Wire Transfer
All payments under this Agreement shall be made in U.S. Dollars by wire transfer to the bank account of Intel Americas, Inc., as indicated below:
REMIT PAYMENT TO:
INTEL AMERICAS, INC.
P.O. Box 70877
Chicago, IL 60673-0877
Account Number: [**]
Swift: CHASUS33 Bank Key: 071000
DOMESTIC WIRE TRANSFER INSTRUCTIONS:
Citibank Wires/Intel Americas, Inc.
399 Park Avenue
New York, NY 10043
Account# [**]
ABA# 021000089
SWIFT CODE CITIUS33
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INTERNATIONAL WIRING INSTRUCTIONS:
JP Morgan Chase
1 Chase Manhattan Plaza
New York, NY 10005
Bank Account# [**]
ABA (Routing Number)# 021000021
SWIFT CODE CHASEUS33
Each payment shall clearly indicate it is made pursuant to this Agreement, and reference the Agreement number. Payments shall be deemed to be made on the date credited to the account submitted on the invoice.
All payments to be made under this Agreement shall be made in USD. LMI will make payments to Intel, if any, within thirty (45) days from the last day of each month.
Taxes
All payments made by LMI to Intel shall be made free and clear without deduction for any and all present and future taxes imposed on LMI by any taxing authority. In the event that LMI is prohibited by law from making such payments unless such deductions are made or withheld therefrom, then LMI will pay such additional amounts as are necessary in order that the net amounts received by Intel, after such deduction or withholding, equal the amounts which would have been received if such deduction or withholding had not occurred. LMI will promptly, upon request, furnish Intel with a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under this Agreement, including taxes on any additional amounts paid.
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EXHIBIT D
MINIMUM END USER LICENSE TERMS
At a minimum, LMI’s End User License Agreements shall meet the following requirements:
LMI shall ensure that the following minimum terms, as described below, are included in End User License Agreement:
An END USER may copy the Software solely for backup or archival purposes.
An END USER may not:
1. Sublicense or further distribute the Software;
2. Reverse engineer, decompile, or disassemble the Software;
3. Copy or modify the Software, in whole or in part.
4. Remove any copyright notices from the Software.
5. Export or import Software in violation of any law, regulation, orders or other restrictions of the United States government and its agencies or any foreign government.
An END USER shall also be made aware that:
1. Title to the Software and all copies thereof remain with Licensee or its suppliers, as applicable, and that the Software are copyrighted and protected by United States and international copyright laws.
2. The Software is provided “AS IS” and that the warranties of Merchantability, Fitness for a Particular Purpose and of Non-Infringement are expressly excluded.
3. The end user license may be terminated at any time if the END USER is in breach of any of its terms and conditions. Upon termination, the END USER must immediately destroy the Software or return all copies.
4. Liability to the END USER is limited to direct damages only, and that all indirect, special, incidental and consequential damages of any kind are disclaimed to the extent allowed by law.
5. The Software is provided with RESTRICTED RIGHTS, as that term is understood in government procurement.
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EXHIBIT E
ATTRIBUTION AND USAGE GUIDELINES
Intel Trademark Guidelines:
The approved usage is: Intel® Remote PC Assist Technology
•	This name should be used in its complete form, exactly as shown above.

•	Do not change the capitalization, unless used in a heading where normal capitalization rules apply.

•	The mark “Intel” must always be used with this name, and the ® trademark symbol should follow “Intel.”

•	No other trademark symbols (such as, ®, ™ or SM) or nouns should be used.
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